Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into as of the Effective Date (as hereinafter defined) by and between Robert M. Schmitz (“Schmitz”), an individual, and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to the terms of that certain Employment Agreement entered into between the Company and Schmitz on May 29, 2015 to be effective as of May 1, 2015 (the “Employment Agreement”), Schmitz is serving as the Chief Financial Officer and Executive Vice President of the Company and in various positions with the Company’s subsidiaries; and

WHEREAS, Schmitz is retiring from his position of Chief Financial Officer and Executive Vice President of the Company and his positions with the Company’s subsidiaries on February 13, 2017;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned parties agree as follows:

1. Date of Retirement.

(a) Effective as of February 13, 2017 (the “Retirement Date”), Schmitz shall retire and be separated from his employment by the Company and from the position of Chief Financial Officer and Executive Vice President of the Company and all of the positions held by Schmitz with respect to the Company’s subsidiaries. This Agreement shall become effective, however, on the “Effective Date,” as defined in subsection (b) below.

(b) Schmitz understands that he has 21 days from February 14, 2017 (the “Submittal Date”), which is the date a draft of this Agreement was delivered to him, for the purpose of reviewing and considering this Agreement and making his decision whether to agree to and execute this document. Schmitz understands that, while it is his right to decide to enter into and execute this Agreement before the end of this 21-day period that he is under no obligation to do so. If Schmitz signs and returns this Agreement before the end of this 21-day period, it is because Schmitz freely chose to do so after carefully considering its terms. Schmitz is entitled to revoke his execution of this Agreement within 7 days of signing it, and this Agreement does not become effective or enforceable until the day after this 7-day revocation period has expired (the “Effective Date”). If the revocation period expires of a weekday or holiday, Schmitz will have until the end of the next business day to revoke. Notwithstanding anything to the contrary set forth herein, neither Schmitz nor the Company shall have any obligation hereunder until such 7-day revocation period has expired with such revocation right unexercised.

2. Severance Payment and Benefits.

(a) In exchange for the promises of Schmitz contained in this Agreement and the release of claims as set forth in Section 4 of this Agreement, the Company will pay to Schmitz a total of $459,375.04 as follows: (i) $100,000.00 on the Effective Date and (ii) $39,930.56 at the end of each of the next nine full calendar months following the Effective Date. Schmitz agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Schmitz is already entitled.

(b) Schmitz shall receive coverage at Company expense under the employee health insurance plan of the Company for the period following the Retirement Date until August 31, 2018.

(c) All payments to Schmitz shall be subject to withholding of employment, FICA, and other taxes as required by law.

3. Other Benefits. Schmitz shall not be entitled to coverage under any employee benefit plan of the Company subsequent to the Retirement Date except as set forth in Section 2(b). The terms of this Agreement shall not affect in any respect the rights of Schmitz with respect to contributions previously made by or with respect to Schmitz pursuant to the Section 401(k) Plan of the Company or any other vested rights under ERISA-covered employee benefit plans, which shall be governed by the terms of such plan(s), as applicable on the date Schmitz signs this Agreement.

4. Release. In consideration for the Company’s promises in this Agreement, including the promise to pay compensation to Schmitz pursuant to Section 2(a) hereof, Schmitz, on behalf of himself and his heirs, executors, administrators, successors, assigns, and any other person claiming by, through, or under Schmitz, voluntarily and knowingly waives, releases and discharges the Company, its subsidiaries and their direct and indirect affiliates, and their respective successors, assigns, divisions, representatives, agents, officers, directors, stockholders, and employees (the “Released Parties”), from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the Effective Date, including but not limited to, the following: (a) any statutory claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the National Labor Relations Act, or other U.S. (federal, state or local) or international laws (all as amended), (b) any tort or contract claims, (c) any claims for options or rights to acquire stock or the issuance of or right to retain restricted stock, (d) any claims or rights with respect to severance compensation or any other consideration under the Employment Agreement, and/or (e) any claims, matters or actions related to Schmitz’s employment and/or affiliation with, or separation from, the Company, and any facts or circumstances relating to the negotiation of this Agreement. Such release does not, however, reach the Company’s obligations under this Agreement or any obligations under the Bylaws of the Company to Schmitz with regard to indemnification and advancement of expenses to or for the benefit of Schmitz. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) that may arise after Schmitz signs this Agreement, or (iii) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, prevent Schmitz from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Schmitz is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Schmitz’s behalf, except where such a waiver of individual relief is prohibited.

5. No Assignment of Claims. The Company and Schmitz each represents and warrants to the other that it or he has not made any assignment and will make no assignment of any of the claims which are purported to be released and discharged by this Agreement.

6. Return of Company Property. On the Retirement Date, Schmitz agrees to return to the Company all of the Company’s property in his possession, including but not limited to all of the tangible and intangible property belonging to the Company and relating to his employment with the Company. Schmitz further represents and warrants that Schmitz will not retain any copies, electronic or otherwise, of such property.

7. Additional Covenants.

(a) Schmitz acknowledges (i) receipt of all compensation and benefits due through the Retirement Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) Schmitz has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Schmitz’s or a family member’s health condition and Schmitz has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Schmitz has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company, and (v) Schmitz has not filed any complaints, claims, or actions against the Company or any Released Party.

(b) Schmitz agrees to cooperate fully with the Company in its prosecution, defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed by or against the Company that relate to matters within the knowledge or responsibility of Schmitz.

(c) Schmitz will not solicit, or assist or facilitate another in soliciting, for employment any natural person who as of the Effective Date is employed by the Company or any of its subsidiaries in any capacity, or personally solicit, or assist or facilitate another in soliciting, any such employees to terminate their employment with the Company or personally facilitate or assist in the hiring of any such employee by any other person for a period of one year following the Retirement Date.

8. Confidentiality.

(a) Schmitz and the Company acknowledge that by virtue of his prior relationship with the Company, Schmitz has previously had access to certain Confidential Information and been involved in the creation of certain Confidential Information. Schmitz acknowledges and agrees that all such Confidential Information constitutes valuable, special and unique property belonging exclusively to the Company. Schmitz agrees that he will not, for any reason or purpose whatsoever, disclose any Confidential Information to any party without express written authorization of the Company.

(b) “Confidential Information” means any confidential or proprietary information of the Company, including, without limitation, all documents or information, in whatever form or medium, concerning or evidencing operations, activities, strategies, long range plans, financial and tax information, personnel information, plans, opportunities, and customer information, but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure.

(c) This Agreement and all terms of this Agreement are hereby designated as confidential information. Neither Schmitz nor the Company, nor their agents and representatives, are permitted to discuss the nature and terms of this agreement with any third party, except that both parties are permitted to discuss the nature and terms of this Agreement with appropriate tax, accounting or legal professionals, as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, or as otherwise required by law or compelled by a court of competent jurisdiction after reasonable notice to the Company.

9. Non-Disparagement. Schmitz agrees not to disparage the Company, its directors, officers or employees, and the Company agrees that its senior managers will not disparage Schmitz or his tenure or efforts at the Company.

10. Governing Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

11. Entire Agreement. This Agreement represents the complete agreement among Schmitz and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between Schmitz and any member of the Company concerning the subject matter of this Agreement except those provisions of the Employment Agreement which survive the “Termination Date” as set forth in the Employment Agreement. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Schmitz and the Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors and permitted assigns.

12. Acknowledgements. This Agreement has been entered into voluntarily and not as a result of coercion, duress or undue influence. Schmitz acknowledges that he has read and fully understands the terms of this Agreement. The company hereby advises Schmitz that he should consult with an attorney before executing this Agreement. Schmitz understands and agrees that any modification or alteration of any terms of this Agreement by Schmitz voids this Agreement in its entirety. Schmitz agrees with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period provided in Paragraph 1.

13. Dispute Resolution. Any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against Schmitz, the Company, its respective officers, directors, employees or agents, shall be solely and finally settled by arbitration before three arbitrators conducted in Houston, Texas pursuant to the Commercial Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. In the event of any such dispute concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees incurred for the arbitration.

14. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company:

Flotek Industries, Inc.

Attention: President

10603 W. Sam Houston Pkwy. N., Suite 300

Houston, Texas 77064

with a mandatory copy to:

Casey W. Doherty

Doherty & Doherty LLP

1717 St. James Place, Ste. 520

Houston, Texas 77056

Fax no.: 713-572-1001

E-mail address: casey@doherty-law.com

Schmitz:

15. Execution. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties.

[Signature Page Follows]

The parties to this Agreement have executed this Agreement on the dates set forth below.

/s/ Robert M. Schmitz Robert M. Schmitz

February 14, 2017 Date

FLOTEK INDUSTRIES, INC.

By:	/s/ John Chisholm
Name: John Chisholm
Title: President and CEO

February 14, 2017 Date